UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2018

KRYSTAL BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38210	82-1080209
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (412) 586-5830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

On October 18, 2018, Krystal Biotech, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with the several underwriters named therein (collectively, the “Underwriters”), with Cowen and Company, LLC, William Blair & Company, L.L.C. and Cantor Fitzgerald & Co. acting as representatives of the Underwriters, in connection with the public offering and sale (the “Offering”) to the Underwriters of 3,000,000 shares of its common stock, $0.00001 par value per share (“Common Stock”), at $20.00 per share. As a component of the Offering, the Company granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock from the Company. The Company estimates that the gross proceeds from the Offering will be approximately $60 million, or $69 million if the Underwriters exercise in full their option to purchase additional shares of Common Stock, in each case before deducting underwriting discounts and commissions and estimated offering expenses. The Offering is scheduled to close on October 23, 2018, subject to customary closing conditions.

The Company currently intends to use the net proceeds from this Offering, if any, together with its existing cash, cash equivalents and short-term investments: (i) to continue to advance KB103 through clinical trials; (ii) to advance the pre-clinical development of KB105 with clinical trials anticipated to commence in the first half of 2019; (iii) to complete development of a good manufacturing practices certified manufacturing facility for scale-up production of its pipeline compounds and commencement of operations of that facility; and (iv) the balance for working capital and general corporate purposes, including research and development expenses and capital expenditures.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and are made as of specific dates; are solely for the benefit of the parties to the Underwriting Agreement (except as specifically set forth therein); may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Underwriting Agreement, instead of establishing matters as facts; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to the investors generally. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the legal opinion as to the legality of the shares of Common Stock to be issued and sold in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events

On October 17, 2018, the Company issued a press release announcing that it had commenced the Offering. On October 18, 2018, the Company issued a press release announcing the pricing of the Offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 18, 2018, by and among the Company and Cowen and Company, LLC, William Blair & Company, L.L.C. and Cantor Fitzgerald & Co. as representatives of the several Underwriters named therein.

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).

99.1	Press Release, dated October 17, 2018.

99.2	Press Release, dated October 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2018	KRYSTAL BIOTECH, INC.

	By:	/s/ Krish S. Krishnan
	Name:	Krish S. Krishnan
	Title:	President and Chief Executive Officer